Exhibit 2.4. Assignment and Assumption Agreement

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      This Assignment and Assumption Agreement, dated as of July 1, 2003 (this "Assignment and Assumption Agreement"), by and among Integrated BioPharma, Inc. ("IBP"), Trade Investment Services, L.L.C. ("TIS") and Paxis Pharmaceuticals, Inc. (the "Company").

                                    RECITALS

      WHEREAS, as a result of transactions contemplated by the Purchase Agreement, dated as of February 1, 2003, between IBP and TIS, and the Settlement Agreement, dated as of the date hereof (the "Settlement Agreement"), among Robert B. Kay, TIS, the Company, IBP, Vasili Patarkalishvili, NatEx Georgia LLC ("NatEx"), VAP LLC, The James S. Friedlander Revocable Trust, Aqela LLC, Natela Patarkalishvili and Dean P. Stull, IBP will own 97% of the capital stock of the Company as of the date hereof;

      WHEREAS, the Company and TIS are currently party to the following agreements and instruments (collectively, the "Debt Agreements"):

            1. Credit Agreement, dated as of June 18, 2002, among TIS, the Company and NatEx;

            2. Revolving Note, dated June 18, 2002, made by the Company to TIS, in the principal amount of $4,500,000; and

            3. Security Agreement, dated as of June 18, 2002, between the Company and TIS; and

      WHEREAS, the parties desire that TIS assign its rights under the Debt Agreements to IBP and that IBP assume TIS' obligations under the Debt Agreements and certain other obligations as set forth herein.

      NOW THEREFORE, in consideration of the premises above and the agreements herein contained, and for other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      Section 1. Assignment of Debt Agreements. TIS hereby assigns effective the date hereof all of its rights under the Debt Agreements to IBP. The Company hereby consents to the foregoing assignment.

      Section 2. Assumption of TIS' Obligations.

            (a) IBP hereby assumes effective the date hereof all of TIS' obligations under the Debt Agreements.


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            (b) IBP hereby assumes effective the date hereof all of TIS' payment and other obligations under the Promissory Note, dated July 10, 2002 (the "Bank of America Note"), made by TIS to Bank of America, N.A., in the principal amount of $4.5 million. IBP shall use its best efforts to cause a novation of TIS as a party to the Bank of America Note. IBP hereby agrees to indemnify and hold harmless TIS and each of its respective members, managers and agents and their respective successors, assigns, affiliates, heirs, executors and administrators against any Claim (as defined in the Settlement Agreement) (including the payment of attorney's fees and costs actually incurred, whether or not litigation is commenced) arising out of or relating to the matters described in this Section 2(b).

      Section 3. Termination of Shareholders Agreement. The parties agree that the Shareholders Agreement, dated as of June 18, 2002 (the "Shareholders Agreement"), among the Company and its shareholders, is hereby terminated as of the date hereof, except that TIS shall retain the right to designate an asset manager and receive reimbursement for the asset manager's services, as set forth in Section 5.6 of the Shareholders Agreement, and such asset manager shall retain the access rights described in such section.

      Section 4. Representations and Warranties. Each party represents and warrants to the others that:

            (a) The execution, delivery and performance of this Assignment and Assumption Agreement have been authorized by all requisite action.

            (b) It is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to enter into this Assignment and Assumption Agreement.

      Section 5. Governing Law; Jurisdiction. This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The parties hereto hereby irrevocably agree that any suit, action or other legal proceeding arising out of this Agreement, shall be brought only in either (i) the courts of record of the State of New York sitting in the Borough of Manhattan or (ii) the courts of the United States of America located in the Southern District of New York.

      Section 6. Further Assurances. The parties hereto shall execute and deliver such further documents and do such further acts as any party hereto shall reasonably request in order to assure and confirm to the parties hereto the rights hereby created or to facilitate the full performance of the terms of this Agreement.

      Section 7. Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning of construction of any of the provisions hereof.


      Section 8. Illegality. The illegality or unenforceability of any provisions of this Agreement or any exhibits hereto shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof. In lieu of any illegal or unenforceable provision hereof or thereof, the parties hereto agree to the substitution of a legal or enforceable provision as similar in terms to such illegal or unenforceable provision as may be possible.


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      Section 9. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all of which shall constitute one and the same agreement.

                            [Signature page follows]


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                               INTEGRATED BIOPHARMA, INC.


                                               By:  /s/ E. Gerald Kay
                                                    -----------------
                                               Name:  E. Gerald Kay
                                               Title:   Chairman


                                               TRADE INVESTMENT SERVICES, L.L.C.


                                               By:  /s/ Robert B. Kay
                                                    -----------------
                                               Name:  Robert B. Kay
                                               Title:  Manager


                                               PAXIS PHARMACEUTICALS, INC.


                                               By:  /s/ Dean P. Stull
                                                    -----------------
                                               Name:  Dean P. Stull
                                               Title:  President


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